Argentex Mining issues common shares on exercise of warrants

Vancouver, B.C., January 14, 2011 -- Argentex Mining Corporation (the “Company”) (TSX-V: ATX, OTCBB: AGXM) announces that it has issued 75,000 common shares at an exercise price of US$0.15 to the spouse of one of its directors upon exercise of warrants for total proceeds of US$11,250.  The Company also issued 100,000 common shares at an exercise price of US$0.65 to an arms length investor upon exercise of warrants for total proceeds of US$65,000.

The shares issued are "restricted securities” under the United States Securities Act of 1933, as amended, and are subject to a hold period of at least six months from the date they are issued.

FURTHER INFORMATION:
Ken Hicks, President
Argentex Mining Corporation
1-866-594-7687
info@argentexmining.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.